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                                                                    EXHIBIT 4.02

                      SECOND AMENDMENT TO CREDIT AGREEMENT


               This Second Amendment to Credit Agreement (this "Amendment") is made and entered into as of May 27, 1998, by and among CHASE BANK OF TEXAS, N.A., a national banking association ("Lender"), formerly known as TEXAS COMMERCE BANK NATIONAL ASSOCIATION, and TIDEL ENGINEERING, INC., a Delaware corporation ("Borrower"), and TIDEL TECHNOLOGIES, INC., a Delaware corporation ("Parent"), formerly known as American Medical Technologies, Inc., d/b/a AMT Industries, Inc.

                                R E C I T A L S:

         A. On June 12, 1997, Lender and Borrower entered into that certain Credit Agreement (as amended, the "Credit Agreement") pursuant to which Lender agreed to make loans and advances (collectively the "Loans") to Borrower in accordance with the terms thereof. The Credit Agreement was amended pursuant to that certain First Amendment to Credit Agreement dated as of February 23, 1998. The Loans are evidenced by that certain Promissory Note of even date with the Credit Agreement, in the stated principal amount of $5,000,000.00, bearing interest and being payable to the order of Lender as therein provided (as amended, the "Note"). The Credit Agreement, the Note and the documents, instruments and agreements executed in connection therewith are collectively referred to herein as the "Loan Documents".

         B. Borrower has requested Lender to modify the Credit Agreement so as to increase the Commitment from $5,000,000 to $7,000,000.

         C. Borrower and Parent also have requested Lender to modify the Credit Agreement so as to add a term loan facility in the amount of $640,000, to be evidenced by a term note from Borrower and Parent, jointly and severally, which will be governed by the Credit Agreement.

         D. Finally, Borrower and Parent have requested that Lender modify certain of the covenants set forth in the Credit Agreement, including, without limitation, the covenants pertaining to Tangible Net Worth and Capital Expenditures.

         E. Lender, at the request of Borrower and Parent, for good and valuable consideration, is willing to enter into this Amendment upon the terms and conditions set forth below:

                               A G R E E M E N T:

         NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby covenant and agree as follows:

         1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Credit Agreement.









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         2.    Additional Definitions. Article 1 of the Credit Agreement is
hereby amended by adding the following definitions:

               Dividend means, in respect of any corporation: (a) the payment or making of any dividend or other distribution of Property in respect of capital stock of such corporation, other than distributions in capital stock of the same class; or (b) the redemption or other acquisition of any capital stock of such corporation.

               Fixed Rate means eight and four-tenths percent (8.4%) per annum.

               Second Amendment Closing Date shall mean the date of the Second Amendment to the Agreement.

               Term Loan shall mean the Term Loan made pursuant to Section 2A.1 hereof.

               Term Loan Commitment shall mean the obligation of Lender to make the Term Loan in an aggregate principal amount of Six Hundred Forty Thousand Dollars ($640,000).

               Term Loan Maturity Date shall mean the earlier of (a) May 31, 2003, and (b) any date the Term Loan Maturity Date is accelerated by the Lender pursuant to Section 8.1 hereof.

         3.    Consequential Loss. The definition of "Consequential Loss" in
Section 1.1 of the Credit Agreement is hereby amended to add the following provisions:

               Consequential Loss also shall mean, with respect to (a) the Borrower's payment of principal of a Fixed Rate Borrowing on a day other than the last day of the applicable Interest Period, or (b) the Borrower's failure to borrow a Fixed Rate Borrowing on the date specified by the Borrower for any reason, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability incurred by the Lender as a result thereof, including without limitation, any interest paid by the Lender to lenders of funds borrowed by it to make or carry the Term Loan and any other costs and expenses sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain the Term Loan.

         4. Concentration Limits for Eligible Receivables. The definition of "Eligible Receivables" in Section 1.1 of the Credit Agreement is hereby amended by revising clause (d) of the definition to delete the following parenthetical:

         (other than Hanco Systems, in which case 25%, and Retriever Payment Systems, in which case 15%).








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         5.    Maturity Date for Revolving Loans. The definition of "Maturity
Date" in Section 1.1 of the Credit Agreement is hereby amended by revising clause (a) of the definition to read in full as follows:

         (a) May 31, 2000.

         6.    Term Loan. The Credit Agreement is hereby amended by adding
Article 2A as follows:

               2A. Term Loan; Term Note; Payments; Prepayments; Interest Rates.

               2A.1 Term Loan Commitment. Subject to the terms and conditions hereof, Lender agrees to make a Term Loan to the Borrower after the Second Amendment Closing Date until, but not including, the Term Loan Maturity Date, in a principal amount up to, but not exceeding the Term Loan Commitment.

               2A.2 Mandatory and Voluntary Prepayments.

                    (a) The Borrower shall have the right, at its option and subject to the requirements of Section 2.4, to prepay the Term Loan as provided in this Section 2A.2. Any prepayment under this subsection shall applied to the prepayment of the aggregate unpaid principal amount of the Term Note. Prepayment under this subparagraph (a) shall be subject to the following additional conditions:

                    (1) In no event shall the Term Note be partially prepaid.

                    (2) Prepayment applied to the Term Note may be made on any Business Day, provided, that (i) the Borrower shall have given the Lender at least five (5) Business Days' prior irrevocable written or telecopied notice of such prepayment, specifying the principal amount of the Term Note to be prepaid, which shall be the entire amount of the outstanding principal of the Term Note, and (ii) if such prepayment is made on any day other than the Term Loan Maturity Date, the Borrower shall pay directly to the Lender, on the date of such prepayment, the Consequential Loss as a result of such prepayment.

                    (b) Notice of any prepayment having been given, the principal amount specified in such notice, together with interest thereon to the date of prepayment, shall be due and payable on such prepayment date.

               2A.3 Term Note; Payments.

                    (a) The Term Loan made by Lender to the Borrower shall be evidenced by a Term Note dated as of the Second Amendment Closing Date, delivered and payable to Lender in a principal amount equal to the Term Loan Commitment as of the Term Loan Closing Date.




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                    (b) Principal payments in the amount of Thirty-Two Thousand and No/100 Dollars ($32,000.00), each, shall be due and payable quarterly, on each August 31, November 30, February 28 and May 31 during the term of the Term Note, beginning August 31, 1998. The remaining outstanding principal balance of the Term Loan, as evidenced by the Term Note, shall mature and be fully due and payable on the Term Loan Maturity Date.

                    (c) Subject to Section 9.6 hereof, the Borrower hereby agrees to pay accrued interest on the unpaid principal balance of the Term Loan on each August 31, November 30, February 28 and May 31 during the term of the Term Note, beginning August 31, 1998. After the Term Loan Maturity Date, accrued and unpaid interest on the Term Loan shall be payable on demand.

                    (d) To effect payment of accrued interest owing on the Term Loan as of the Interest Payment Dates, subject to the provisions of Sections 2.1 and 4.1 hereof, the Lender may, but shall not be obligated to, make a Loan to pay in full the amount of accrued interest owing and payable on the Term Loan as of the respective Interest Payment Date if
         (i) such Loan is to be made prior to the Maturity Date, (ii) the Availability would be equal to or greater than zero after giving effect to the Loan, and (iii) no Default or Event of Default shall have occurred which is then continuing. The inability of the Lender to cause a payment of any accrued interest owing on the Term Loan on any Interest Payment Date as of the respective due date thereof in accordance with the preceding sentence shall not in any way whatsoever effect the Borrower's and the Parent's obligation to otherwise pay such amounts in accordance with the applicable terms hereof or any other Loan Documents.

               2A.4 Application of Payments and Prepayments.

                    (a) Prepayment on the Term Note shall be applied to payment of the aggregate unpaid principal amount of the Term Note, with the balance of any such prepayments, if any, being applied to accrued interest. Payments of accrued interest on the Term Note in accordance with Section 2A.3(c) hereof shall be applied to the aggregate accrued interest then outstanding under the Term Note, while payment by the Borrower of the aggregate principal amount outstanding under the Term Note on the Term Loan Maturity Date shall be applied to principal.

                    (b) All sums payable by the Borrower to the Lender hereunder or pursuant to the Term Note shall be payable in United States dollars in immediately available funds not later than 12:00 noon on the date such payment or prepayment is due and shall be made without set-off, counterclaim or deduction of any kind. Any such payment or prepayment received and accepted by the Lender after 12:00 noon shall be considered for all purposes (including the payment of interest, to the extent permitted by law) as having been made on the next succeeding Business Day. All such payments or prepayments shall be made at the Principal Office. If any payment or prepayment becomes due and payable on a day which is not a Business Day, then the date for the








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         payment thereof shall be extended to the next succeeding Business Day and interest shall be payable thereon at the then applicable rate per annum during such extension

               2A.5 Interest Rate for Term Loan.

               (a) Subject to Section 9.6 hereof, the Term Note shall bear interest on its outstanding principal balances at a rate per annum equal to the Fixed Rate.

               (b) All interest will be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, unless the effect of so computing shall be to cause the rate of interest to exceed the Highest Lawful Rate.

               2A.6 Special Provisions Applicable to Fixed Rate Borrowings. THE BORROWER AND PARENT HEREBY AGREE TO INDEMNIFY THE LENDER AGAINST AND HOLD LENDER HARMLESS FROM ANY LOSS OR EXPENSE WHICH IT MAY INCUR OR SUSTAIN AS A CONSEQUENCE OF ANY UNTIMELY PAYMENT (MANDATORY OR OPTIONAL) OR DEFAULT BY THE BORROWER OR THE PARENT IN THE PAYMENT OF ANY PRINCIPAL AMOUNT OF OR INTEREST ON THE TERM NOTE, OR ANY FAILURE BY THE BORROWER OR THE PARENT TO CONVERT OR TO BORROW ANY FIXED RATE BORROWING ON THE DATE SPECIFIED BY THE BORROWER, IN EACH CASE INCLUDING ANY INTEREST PAYABLE BY LENDER TO THE LENDERS OF THE FUNDS OBTAINED BY IT IN ORDER TO MAKE OR MAINTAIN ANY FIXED RATE BORROWING (OR ANY PORTION THEREOF), AND, TO THE EXTENT NOT COVERED ABOVE, ANY CONSEQUENTIAL LOSS. THIS AGREEMENT SHALL SURVIVE THE PAYMENT OF THE TERM NOTE. A CERTIFICATE AS TO ANY ADDITIONAL AMOUNTS PAYABLE TO THE LENDER PURSUANT TO THIS PARAGRAPH SUBMITTED BY THE LENDER TO THE BORROWER AND PARENT SHALL BE CONCLUSIVE AND BINDING UPON THE BORROWER AND PARENT, ABSENT MANIFEST ERROR, PROVIDED THE CALCULATION THEREOF IS SET FORTH IN REASONABLE DETAIL IN SUCH NOTICE.

            2A.7 Use of Proceeds. The proceeds of the Term Loan will be used to refinance the existing Indebtedness of Parent to Felton Investments Ltd.

         7. Tangible Net Worth. Section 7.12 of the Credit Agreement is hereby amended to read in its entirety as follows:

            7.12 Tangible Net Worth. Permit the Tangible Net Worth of the Borrower (expressly excluding Parent, its Subsidiaries and Borrower's Subsidiaries) to be less than:

                 (i) $6,900,000 as of the Second Amendment Closing Date and at
            all times thereafter through and including September 30, 1998; and

                 (ii) thereafter, at all times, an amount equal to the minimum
            Tangible Net Worth requirement for the preceding fiscal year end, plus fifty percent (50%) of cumulative, positive net income of the Borrower for the preceding fiscal year, plus one hundred percent (100%) of the consideration received in exchange for





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               the issuance of any capital stock of the Borrower during the fiscal year in which the Tangible Net Worth of the Borrower is being measured.

         8. Capital Expenditures. Section 7.13 of the Credit Agreement is hereby amended to read in its entirety as follows:

                7.13 Capital Expenditures. Make, directly or indirectly, Capital Expenditures other than such expenditures which do not exceed Six Hundred Thousand Dollars ($600,000) in any fiscal year.

         9. Dividends and Distributions. Article 7 of the Credit Agreement is hereby amended by adding Section 7.18 as follows:

                7.18 Dividends. The Borrower shall not directly or indirectly declare or make, or incur any liability to make, any Dividend, except Dividends to the Parent by Borrower, so long as no Event of Default has occurred or would result therefrom, solely for the following purposes:

                     (a) payment of Federal income tax liabilities of Parent, in the amount of such Federal income tax liabilities, and at time as the same become due and payable; and

                     (b) payment of principal and interest as they becomes due and payable under the Term Loan.

         10. Officer's and Borrowing Base Certificates. Exhibit C to the Credit Agreement, the form of Officer's Certificate, and Exhibit G to the Credit Agreement, the form of Borrowing Base Compliance Certificate, are hereby amended and restated in their entirety to read in full in the forms of Exhibits C and G, respectively, attached to this Amendment.

         11.   Conditions.

         11.1 Second Amendment. The agreements of Lender to increase the Commitment from $5,000,000 to $7,000,000, to make the Term Loan, and to be bound by the terms and conditions of this Amendment are subject to the accuracy of all representations and warranties of the Borrower on the date of the Term Loan, to the performance by the Borrower and the Parent of their respective obligations under the Loan Documents and to the satisfaction of the following further conditions:

               (a) all representations and warranties of the Borrower and the Parent set forth in this Amendment, the Credit Agreement and in any other Loan Document shall be true and correct in all material respects with the same effect as though made on and as of such date, except for (1) those representations and warranties which relate only to the Closing Date, or (2) such changes in the representations and warranties otherwise permitted by the terms of this Amendment;






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               (b) the Borrower and the Parent shall be in compliance with all the terms and provisions contained in this Amendment, the Credit Agreement or in any other Loan Document which are to be observed or performed by the Borrower or the Parent, if applicable;

               (c) prior to the making of the Term Loan there shall have occurred no Material Adverse Effect in the assets, liabilities, financial condition, business or affairs of the Borrower or the Parent since the date hereof; and

               (d) no Default or Event of Default shall have occurred and be continuing.

         11.2  Documentation. In addition to the matters described in Section
6.1 hereof, the agreements of Lender to increase the Commitment from $5,000,000 to $7,000,000, to make the Term Loan, and to be bound by the terms and conditions of this Amendment are subject to the receipt by the Lender of each of the following, in Proper Form:

               (a) the amended and restated $7,000,000 Revolving Credit Note, executed by the Borrower;

               (b) the Term Note, executed by the Borrower and the Parent;

               (c) the amendments to Security Documents executed by the Borrower and the Parent;

               (d) a certificate executed by the Secretary or Assistant Secretary of the Borrower and the Parent dated as of the date thereof;

               (e) certified copies of any amendments to the Organizational Documents of the Borrower or the Parent;

               (f) a legal opinion from counsel for the Borrower and the Parent, dated as of the Closing Date, addressed to the Lender and acceptable in all respects to the Lender in its sole and absolute discretion;

               (g) an executed disbursement authorization letter from the Borrower and the Parent to the Lender with respect to the disbursement of the proceeds of the Term Loan to be made on or after the Second Amendment Closing Date;

               (h) all other Loan Documents and any other instruments or documents consistent with the terms of this Amendment and relating to the transactions contemplated hereby as the Lender may reasonably request, executed by the Borrower or any other Person required by the Lender;

and subject to the further conditions that, at the time of the Term Loan,

         (1) all such actions as the Lender shall reasonably require to perfect the Liens created pursuant to the Security Documents shall have been taken, including without








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                limitation, the delivery to the Lender of all Property with respect to which possession is necessary for the purpose of perfecting such Liens (including, without limitation, delivery to the Lender of the stock certificates described on Schedule I to this Amendment);

         (2) the Borrower shall have paid all fees owing to the Lender by the Borrower under this Amendment, including without limitation, the following;

                           (i) a fee in consideration for the Term Loan and the
                  increase in the Commitment, in the amount of $12,000; and

                           (ii) the administration fee, in the amount of $5,000,
                  pursuant to Section 2.3(b) of the Credit Agreement;


         (3) all other legal matters incident to the transactions herein contemplated shall be reasonably satisfactory to counsel for the Lender.

         12. Collateral. The Term Loan and all other Obligations shall be secured by the Collateral described in the Security Documents and are entitled to the benefits thereof.

         13. Costs and Expenses. Borrower agrees to reimburse Lender for Lender's costs and expenses, including, but not limited to, attorneys' fees and legal expenses, incurred by Lender in connection with the preparation of this Amendment and in connection with the negotiation and consummation of the transaction contemplated hereby.

         14. The Credit Agreement. All references to the Credit Agreement in the Loan Documents shall be deemed to be the Credit Agreement, as modified hereby. Borrower expressly promises to perform all of its obligations under the Credit Agreement and other Loan Documents, as modified by this Amendment.

         15. Acknowledgments of Borrower and Parent. Borrower and Parent hereby acknowledge and agree that (a) Lender is not in default in the performance of its obligations under the Loan Documents; (b) neither Borrower nor Parent has any claims, counterclaims, offsets, credits or defenses to the Loan Documents and the performance of its respective obligations thereunder, or if Borrower or Parent has any such claims, counterclaims, offsets, credits or defenses to the Loan Documents or any transaction related to the Loans and/or the Loan Documents, same are hereby waived, relinquished and released in consideration of Lender's execution and delivery of this Amendment; (c) all of the provisions of the Loan Documents, except as amended hereby, are in full force and effect; and (d) upon the execution hereof, the Credit Agreement, the Note, and the other Loan Documents are not in default.

         16. Full Force and Effect. Except as expressly modified and amended in this Amendment, all of the terms, provisions and conditions of the Credit Agreement, the Note, and all other Loan Documents are and shall remain in full force and effect and are incorporated herein by reference.





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         17.    Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument.

         18. No Oral Agreements. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT BETWEEN THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF. THIS WRITTEN AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.


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         IN WITNESS WHEREOF, the parties have executed this Second Amendment to
Credit Agreement as of the day and year first above written.

                                     LENDER:

                                     CHASE BANK OF TEXAS, N.A.,
                                     a national banking association



                                     By:  /s/ JOANNE BRAMANTI
                                          --------------------------------------
                                          Joanne Bramanti, Vice President


                                     BORROWER:

                                     TIDEL ENGINEERING, INC.,
                                     a Delaware corporation



                                     By:  /s/ JAMES T. RASH
                                          James T. Rash, Chairman of the Board


                                     PARENT:

                                     TIDEL TECHNOLOGIES, INC.,
                                     a Delaware corporation



                                     By:  /s/ JAMES T. RASH
                                          James T. Rash, Chairman of the Board


Exhibits:

       C      -   Officer's Certificate
       G      -   Borrowing Base Compliance Certificate

Schedule:

       1      -   3CI Complete Compliance Corporation Stock Certificates


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         By its execution below, Tidel Technologies, Inc., formerly known as
American Medical Technologies, Inc., a Delaware corporation ("Guarantor"), d/b/a AMT Industries, Inc., acknowledges and consents to all of the terms and conditions of this Amendment, and ratifies and confirms its respective Guaranty to and for the benefit of Lender. Guarantor acknowledges that Guarantor has no claims, counterclaims, offsets, credits or defenses to the Loan Documents and the performance of its obligations thereunder, or if Guarantor does have any such claims, counterclaims, offsets, credits or defenses to the Loan Documents or any transaction related to the Loans and/or the Loan Documents, same are hereby waived, relinquished and released in consideration of Lender's execution and delivery of this Amendment. Further, Guarantor agrees that nothing contained in this Amendment shall adversely affect any right or remedy of Lender under the Guaranty and that with respect to the Guaranty, all references in the Guaranty to the "Obligations" shall mean the "Obligations", as amended by this Amendment; that the execution and delivery of this Amendment shall in no way change or modify its obligations as Guarantor pursuant to its Guaranty; and that the execution and delivery of any agreements by Borrower and Lender in connection with this Amendment shall not constitute a waiver by Lender of any of Lender's rights against Guarantor.

                                       TIDEL TECHNOLOGIES, INC.,
                                       a Delaware corporation



                                       By:  /s/ JAMES T. RASH
                                            James T. Rash, Chairman of the Board